EXHIBIT 99.2

PARKVIDA GROUP, INC.

INDEX TO UNAUDITED CONSOLIDATED PRO-FORMA FINANCIAL STATEMENTS
June 30, 2011 and December 31, 2010

                                                                                                                                         Page

Introduction to Pro-Forma Financial Statements	F-2

Balance Sheets as at June 30, 2011	F-3

Statements of Operations for the six months ended June 30, 2011	F-4

Statements of Operations for the year ended December 31, 2010	F-5

Notes to Pro-Forma Financial Statements	F-6

PARKVIDA GROUP, INC.

INTRODUCTION TO UNAUDITED PRO-FORMA CONSOLIDATED

BALANCE SHEETS AND STATEMENTS OF OPERATIONS

June 30, 2011 and December 31, 2010

The following unaudited pro-forma consolidated balance sheets and statements of operations give effect to ParkVida Group Inc.’s (ParkVida) purchase of all of the outstanding shares of JBP, S.R.L. (JBP), pursuant to their August 20, 2010 purchase agreement, and are based on the estimates and assumptions set forth below and in the notes to such statements which include pro-forma adjustments. This pro-forma information has been prepared utilizing the historical financial statements of ParkVida and JBP. This information should be read in conjunction with the historical financial statements and notes thereto. The pro-forma financial data has been included as required by the rules and regulations of the SEC and is provided for comparative purposes only. The pro-forma financial data does not purport to be indicative of the results which actually would have been obtained if the purchase agreement had been effected on the date or dates indicated or of those results which may be obtained in the future.

On August 20, 2010, ParkVida (formerly “Montana Mining Corp.”) agreed to buy all of the outstanding shares of JBP in exchange for fifteen million two hundred and eighty-two thousand one hundred and twenty (15,282,120) shares of $0.001 par value common stock and six million eight hundred and twenty-four thousand and three hundred (6,824,300) share purchase warrants exercisable within ten years of the date of grant at an exercise price of $0.005 a share.

As part of the August 20, 2010 purchase agreement, ParkVida agreed to issue at closing of the purchase agreement a finder’s fee of one million five hundred twenty-eight thousand two hundred and twelve (1,528,212) shares of $0.001 par value common stock and six hundred eighty-two thousand four hundred and thirty (682,430) share purchase warrants exercisable within ten years of the date of grant at an exercise price of $0.06 a share.

The acquisition was accounted for as a recapitalization effected by a share exchange, wherein JBP is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their historical book value and no goodwill has been recognized, as required by the rules and regulations of the SEC. The issued common stock is that of ParkVida, and the accumulated deficit is that of JBP.

The unaudited pro-forma consolidated balance sheet set forth below represents the combined financial position of ParkVida and JBP as of June 30, 2011, as if the reverse acquisition occurred on June 30, 2011.  The unaudited pro-forma consolidated statements of operations set forth below represent the combined results of operations of ParkVida and JBP, as if the reverse acquisition occurred on the first day of the periods presented therein.

Exhibit 99.2

PARKVIDA GROUP, INC.
(A Development Stage Company)
UNAUDITED CONSOLIDATED PRO-FORMA BALANCE SHEETS
June 30, 2011

				Pro-Forma	Pro-Forma
ASSETS	ParkVida	JBP		Adjustments	Consolidated
Current assets:
Cash and cash equivalents	$132,136	-		-	132,136
Prepaid expenses	-	41,788		-	41,788

Total current assets	132,136	41,788		-	175,924

Interest receivable	19,260	-	(1)	(19,260)	-
Note receivable	556,771	-	(1)	(556,771)	-
Property and equipment, net	-	692,731		-	692,731

Total assets	$708,167	734,519		(576,031)	866,655

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$3,622	28,151		-	31,773
Accrued expenses	-	19,260	(1)	(19,260)	-
Related party payable	3,300	-		-	3,300
Note payable	-	556,771	(1)	(556,771)	-

Total current liabilities	6,922	604,182		(576,031)	35,073

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	-	-		-	-
Common stock	23,677	3,144	(2)	13,666	40,487
Additional paid-in capital	1,074,973	751,880	(2)	(411,071)	1,415,782
Deficit accumulated during the
development stage	(397,405)	(624,687)	(2)	397,405	(624,687)

Total stockholders' equity (deficit)	701,245	130,337		-	831,582

Total liabilities and stockholders'
equity (deficit)	$708,167	734,519		(576,031)	866,655

PARKVIDA GROUP, INC.
(A Development Stage Company)
UNAUDITED CONSOLIDATED PRO-FORMA STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2011

				Pro-Forma	Pro-Forma
	ParkVida	JBP		Adjustments	Consolidated

Revenues, net	$-	-		-	-

General and administrative expenses	30,112	125,788		-	155,900

Loss from operations	(30,112)	(125,788)		-	(155,900)

Other income (expense):
Interest income	14,762	-	(3)	(14,391)	371
Interest expense	-	(14,391)	(3)	14,391	-

	14,762	(14,391)		-	371

Loss before provision for
income taxes	(15,350)	(140,179)		-	(155,529)

Provision for income taxes	-	-		-	-

Net loss	$(15,350)	(140,179)		-	(155,529)

PARKVIDA GROUP, INC.
(A Development Stage Company)
UNAUDITED CONSOLIDATED PRO-FORMA STATEMENTS OF OPERATIONS
Year Ended December 31, 2010

				Pro-Forma	Pro-Forma
	ParkVida	JBP		Adjustments	Consolidated

Revenues, net	$-	-		-	-

General and administrative expenses	55,582	240,022		-	295,604

Loss from operations	(55,582)	(240,022)		-	(295,604)

Other income (expense):
Interest income	11,343	-	(4)	(4,870)	6,473
Interest expense	(48,733)	(4,870)	(4)	4,870	(48,733)
Gain on sale of PWS rights	23,887	-		-	23,887

	(13,503)	(4,870)		-	(18,373)

Loss before provision for
income taxes	(69,085)	(244,892)		-	(313,977)

Provision for income taxes	-	-		-	-

Net loss	$(69,085)	(244,892)		-	(313,977)

PARKVIDA GROUP, INC.

NOTES TO UNAUDITED CONSOLIDATED PRO-FORMA

BALANCE SHEETS AND STATEMENTS OF OPERATIONS

June 30, 2011 and December 31, 2010

The pro-forma consolidated financial statements do not purport to be indicative of the results which could actually have been obtained if the purchase agreement had been consummated on the date or dates indicated or which may be obtained in the future. The pro-forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro-forma consolidated financial information.  In addition, the unaudited pro-forma consolidated financial information gives effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or acquisition related costs, or any potential cost savings or other synergies that management expects to realize as a result of the acquisition.  The unaudited pro-forma consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements attached to this Information Statement.

The adjustments to the unaudited pro-forma consolidated financial information as of June 30, 2011 and December 31, 2010 in connection with the proposed acquisition are presented below:

(1)    To eliminate an intercompany note receivable/payable and related accrued interest receivable/payable.

(2)    To record the acquisition of JBP by ParkVida as a recapitalization and to record a related faciliation fee through the collective issuance of 16,810,332 shares of ParkVida common stock.

(3)    To eliminate intercompany interest income and expense at June 30, 2011.

(4)    To eliminate intercompany interest income and expense at December 31, 2010.